Exhibit 99.1

CONSOL Energy Announces Results for the First Quarter 2021

CANONSBURG, PA (May 4, 2021) - Today, CONSOL Energy Inc. (NYSE: CEIX) reported financial and operating results for the period ended March 31, 2021.

First Quarter 2021 Highlights Include:

•	GAAP net income of $26.4 million;
•	Coal shipments improve to 6.9 million tons, the highest level since 2Q19;
•	Quarterly adjusted EBITDA[1] of $106.7 million;
•	Net cash provided by operating activities of $78.0 million;
•	Quarterly free cash flow[1] of $72.7 million;
•	Total costs and expenses of $310.6 million;
•	Average cash cost of coal sold per ton[1] of $24.44;
•	Record quarterly export sales of 3.3 million tons, amounting to 48% of our total sales volume;
•	Proceeds from asset sales of $8.5 million supplements operating cash flow;
•	Cash and cash equivalents of $91.2 million as of March 31, 2021;
•	Reduction in consolidated indebtedness per credit agreement of $62.7 million;
•	Net leverage ratio[1] of 1.97x as of March 31, 2021;
•	Increased repurchase authorization by $50 million; and
•	Accessed tax-exempt capital market for future funding needs in an oversubscribed offering.

Management Comments

“In the first quarter of 2021, we built on our strong finish to 2020 by producing and selling nearly 7.0 million tons and expanding our cash margins, as our customers’ demand rebounded strongly,” said Jimmy Brock, President and Chief Executive Officer of CONSOL Energy Inc. “During the quarter, we continued our pivot to the export markets by expanding our relationships with a wider global end-user customer base including penetrating new markets. In addition, we impressively achieved a sub-$25 average cash cost of coal sold per ton, and due to our strong net cash provided by operating activities and free cash flow generation, we bolstered our balance sheet by increasing our cash position, while continuing to opportunistically accelerate debt reduction through open market purchases of our second lien notes. Towards the end of the quarter, we demonstrated ongoing access to the capital markets by pricing $75 million in tax-exempt solid waste disposal revenue bonds with an initial duration of seven years, which will fund a portion of the ongoing expansion of our coal refuse disposal areas at the Pennsylvania Mining Complex. Last but not least, I am proud of our employees as they successfully navigated a challenging 2020 and capitalized on our first real opportunity to demonstrate our earnings potential in the first quarter of 2021. It brought us closer to our goal of creating a stronger balance sheet and creating value for our shareholders.”

“On the safety front, our Bailey Preparation Plant, CONSOL Marine Terminal (CMT) and Itmann project each had ZERO recordable incidents during the first quarter of 2021. Our total recordable incident rate at the PAMC was improved by 44% compared to the first quarter of 2020 and continues to track significantly and consistently below the national average for underground bituminous coal mines.”

Pennsylvania Mining Complex (PAMC) Review and Outlook

PAMC Sales and Marketing

Our marketing team sold 6.9 million tons of coal during the first quarter of 2021 at an average revenue per ton of $41.39, compared to 5.9 million tons at an average revenue per ton of $43.16 in the year-ago period. Demand for our product has continued to steadily improve from the significant COVID-19 demand trough in the second quarter of 2020, and we have increased our productive capacity for the third consecutive quarter. On the volume front, the 1.0 million ton increase in 1Q21 compared to the year-ago period was a function of increased production and the significant improvement in demand for our product.

In the domestic market, the first quarter of 2021 further built upon the strong end to 2020 from a demand perspective. The average PJM West day-ahead power price and average Henry Hub natural gas spot price ended 1Q21 improved by 52% and 85%, respectively, compared to the year-ago quarter. According to the U.S. Energy Information Administration (EIA), coal’s share in the electric generation mix ended the first quarter at 23%, which is improved from 18% in 1Q20 and 20% for full year 2020. In a trend reversal compared to the beginning of last year, the EIA also reports that January coal inventory levels at domestic power plants were reduced by nearly 7% compared to year-ago levels and stood at approximately 125 million tons at the end of January. This improvement highlights the strong domestic coal burn in 1Q21 due to the improved demand and weather compared to the year-ago period. Furthermore, the EIA estimates that total domestic coal demand will increase by 13% in 2021 versus 2020, which should help to further reduce domestic coal stockpiles. We continue to see tightness in the supply of NAPP coal, and the majority of our domestic customer stockpiles are at or below target levels for this time of year. While natural gas prices did not recover to the levels expected by several industry experts, we remain optimistic about a further price improvement as global economies recover from the COVID-19 pandemic and supply response remains muted. Accordingly, we remain opportunistic in our contracting strategy and modestly added additional coal sales contracts for 2021 and 2022, bringing our contracted positions for those years to 20.5 million and 5.6 million tons, respectively. We continue to remain demand-driven and expect additional spot market sales in 2H21.

On the export front, we have seen sustained improvements in the seaborne thermal coal market since the end of the third quarter of 2020. Pet coke prices continue to remain high as a result of reduced oil production propping up demand and pricing for NAPP coal in high calorific value markets, particularly India. Global LNG prices also have continued to remain elevated with the Asian spot market benchmark price (JKM) ending the first quarter 143% above the first quarter of 2020. API2 spot prices remained relatively strong and ended 1Q21 improved by 37% compared to 1Q20. As such, 1Q21 was our highest export shipment quarter in the history of the PAMC both in terms of total tonnage and percentage of tons sold. We successfully placed 3.3 million tons in the export market in the quarter, much of which was used in industrial, non-power generation applications. Furthermore, exports accounted for approximately 48% of our 1Q21 shipments and global customers continued to provide competitive pricing opportunities compared to our domestic customers. We also expanded our customer base and are now serving several new end-users, which are showing more promise even as we deepen our ties with existing global customers.

Operations Summary

During the first quarter of 2021, we consistently ran four longwalls, but as demand exceeded our production, we opportunistically ran the fifth longwall to meet the improved demand. This now marks the third consecutive quarter in which we have steadily increased our production, achieving our strongest first quarter production on record at the PAMC in spite of running less than a full five longwall schedule. The PAMC produced 7.0 million tons in the first quarter of 2021, which compares to 6.0 million tons in the year-ago quarter. The significant improvement compared to the prior year was due to the improved demand for our product and no longwall moves in the quarter.

CEIX's total costs and expenses during the first quarter of 2021 were $310.6 million compared to $286.9 million in the year-ago quarter, and CEIX’s total coal revenue during the first quarter was $285.5 million compared to $255.5 million in the year-ago period. Average cash cost of coal sold per ton1 for the first quarter was $24.44, compared to $32.41 in the year-ago quarter. The significant reduction was due to continued tight control of maintenance and supply costs, contractor and purchased services costs, labor expense and project expense, as well as the significant improvement in our operating leverage due to the increase in sales volume.

		Three Months Ended
		March 31, 2021	March 31, 2020

Coal Production	million tons	7.0	6.0
Coal Sales	million tons	6.9	5.9
Average Revenue per Ton Sold	per ton	$ 41.39	$ 43.16
Average Cash Cost of Coal Sold per Ton1	per ton	$ 24.44	$ 32.41
Average Cash Margin per Ton Sold[1]	per ton	$ 16.95	$ 10.75

CONSOL Marine Terminal (CMT) Review

For the first quarter of 2021, throughput volumes at the CMT were 4.1 million tons, compared to 3.4 million tons in the year-ago period. Terminal revenues and CMT operating cash costs1 were $18.2 million and $5.3 million, respectively, compared to $16.5 million and $5.2 million, respectively, during the year-ago period. Despite the increased throughput volume, the CMT employees remained diligent in their cost control measures and held costs relatively flat compared to the prior year quarter. Accordingly, CMT net income and CMT adjusted EBITDA1 came in at $9.1 million and $12.0 million, respectively, in the first quarter of 2021 compared to $7.5 million and $10.6 million, respectively, in the year-ago period.

Debt Repurchases Update

During the first quarter of 2021, CEIX made mandatory repayments of $8.7 million, $6.3 million and $5.5 million on our equipment financed debt, Term Loan A and Term Loan B, respectively. The Term Loan B payment included an excess free cash flow sweep of $4.8 million associated with our 2020 performance. Additionally, CEIX spent $9.3 million to repurchase $10.2 million in principal amount of its second lien notes, as these continued to trade at a modest discount to par. This brings our total debt payments and repurchases in the quarter to $29.8 million.

Increasing Repurchase Authorization

The management team continues to see open market debt repurchases as a very effective tool to reduce our leverage ratio, strengthen the balance sheet, and create long-term shareholder value while maintaining control over the liquidity needs of the Company. In order to help the management team continue to execute this strategy, the board of directors of CONSOL Energy has increased its previously authorized repurchase program by an additional $50 million to an aggregate amount of up to $320 million from $270 million, while extending the duration of the program by six months to December 31, 2022. With this approval, CEIX now has approximately $132 million of availability under the program to repurchase its Term Loan B, Senior Secured Second Lien Notes and CEIX common shares.

Tax-Exempt Solid Waste Disposal Revenue Bonds

At the end of the first quarter of 2021, CEIX successfully priced $75 million of tax-exempt solid waste disposal revenue bonds through the Pennsylvania Economic Development Financing Authority, which were subsequently issued in mid-April. The bonds have a 30-year maturity and were priced in an initial 7-year term rate period with an interest rate of 9.0 percent. The bonds are secured on a second-priority basis, and pari-passu with our existing outstanding second lien notes and subordinate to our senior credit facility, by liens on substantially all of the assets of the Company and the subsidiary guarantors. The proceeds will be used to finance the ongoing expansion of the coal refuse disposal areas at the Company’s Bailey Preparation Plant, which will support current and future mining at the Pennsylvania Mining Complex. The Company expects to expend the bond proceeds over approximately the next two years, as qualified work is completed. We welcome this source of new capital as we move forward.

2021 Guidance and Outlook

Based on our current contracted position, estimated prices and production plans, we are providing the following financial and operating performance guidance for 2021:

•	2021 targeted coal sales volume of 22-24 million tons
•	20.5 million tons contracted at an average revenue per ton of $42.35/ton
•	Average cash cost of coal sold per ton[2] expectation of $27.00-$29.00/ton
•	Capital expenditures of $100-$125 million excluding any spending on the Itmann project

First Quarter Earnings Conference Call

A conference call and webcast, during which management will discuss the first quarter 2021 financial and operational results, is scheduled for May 4, 2021 at 11:00 AM eastern time. Prepared remarks by members of management will be followed by a question and answer session. Interested parties may listen via webcast on the "Events and Presentations" page of our website, www.consolenergy.com. An archive of the webcast will be available for 30 days after the event.

Participant dial in (toll free)             1-877-226-2859

Participant international dial in        1-412-542-4134

Availability of Additional Information

Please refer to our website, www.consolenergy.com, for additional information regarding the company. In addition, we may provide other information about the company from time to time on our website.

We will also file our Form 10-Q with the Securities and Exchange Commission (SEC) reporting our results for the quarter ended March 31, 2021 on May 4, 2021. Investors seeking our detailed financial statements can refer to the Form 10-Q once it has been filed with the SEC.

Footnotes:

1 "Adjusted EBITDA", "Free Cash Flow", "Net Leverage Ratio" and "CMT Adjusted EBITDA" are non-GAAP financial measures and "Average Cash Cost of Coal Sold per Ton", "Average Cash Margin per Ton Sold" and “CMT Operating Cash Costs” are operating ratios derived from non-GAAP financial measures, each of which are reconciled to the most directly comparable GAAP financial measures below, under the caption “Reconciliation of Non-GAAP Financial Measures".

2 CEIX is unable to provide a reconciliation of Average Cash Cost of Coal Sold per Ton guidance, an operating ratio derived from non-GAAP financial measures, due to the unknown effect, timing and potential significance of certain income statement items.

About CONSOL Energy Inc.

CONSOL Energy Inc. (NYSE: CEIX) is a Canonsburg, Pennsylvania-based producer and exporter of high-Btu bituminous thermal coal and metallurgical coal. It owns and operates some of the most productive longwall mining operations in the Northern Appalachian Basin and is developing a new metallurgical coal mine (the Itmann project) in the Central Appalachian Basin. CONSOL’s flagship operation is the Pennsylvania Mining Complex, which has the capacity to produce approximately 28.5 million tons of coal per year and is comprised of 3 large-scale underground mines: Bailey, Enlow Fork, and Harvey. The company also owns and operates the CONSOL Marine Terminal, which is located in the port of Baltimore and has a throughput capacity of approximately 15 million tons per year. In addition to the ~658 million reserve tons associated with the Pennsylvania Mining Complex and the ~21 million reserve tons associated with the Itmann project, the company also controls approximately 1.5 billion tons of greenfield thermal and metallurgical coal reserves located in the major coal-producing basins of the eastern United States. Additional information regarding CONSOL Energy may be found at www.consolenergy.com.

Contacts:

Investor:

Nathan Tucker, (724) 416-8336

nathantucker@consolenergy.com

Media:

Zach Smith, (724) 416-8291

zacherysmith@consolenergy.com

Condensed Consolidated Statements of Cash Flows

The following table presents the condensed consolidated statements of cash flows for the three months ended March 31, 2021 and 2020 (in thousands):

	Three Months Ended March 31,
	2021	2020
Cash Flows from Operating Activities:	(Unaudited)	(Unaudited)
Net Income	$26,404	$2,475
Adjustments to Reconcile Net Income to Net Cash Provided by Operating Activities:
Depreciation, Depletion and Amortization	59,897	54,943
Other Non-Cash Adjustments to Net Income	155	(8,138)
Changes in Working Capital	(8,460)	2,120
Net Cash Provided by Operating Activities	77,996	51,400
Cash Flows from Investing Activities:
Capital Expenditures	(13,800)	(27,178)
Proceeds from Sales of Assets	8,488	—
Other Investing Activity	(182)	—
Net Cash Used in Investing Activities	(5,494)	(27,178)
Cash Flows from Financing Activities:
Net Payments on Long-Term Debt, Including Fees	(29,803)	(18,698)
Distributions to Noncontrolling Interest	—	(5,575)
Other Financing Activities	(2,072)	(1,415)
Net Cash Used in Financing Activities	(31,875)	(25,688)
Net Increase (Decrease) in Cash and Cash Equivalents and Restricted Cash	40,627	(1,466)
Cash and Cash Equivalents and Restricted Cash at Beginning of Period	50,850	80,293
Cash and Cash Equivalents and Restricted Cash at End of Period	$91,477	$78,827

Reconciliation of Non-GAAP Financial Measures

We evaluate our cost of coal sold and cash cost of coal sold on an aggregate basis. We define cost of coal sold as operating and other production costs related to produced tons sold, along with changes in coal inventory, both in volumes and carrying values. The cost of coal sold includes items such as direct operating costs, royalty and production taxes, direct administration costs, and depreciation, depletion and amortization costs on production assets. Our costs exclude any indirect costs, such as selling, general and administrative costs, freight expenses, interest expenses, depreciation, depletion and amortization costs on non-production assets and other costs not directly attributable to the production of coal. The cash cost of coal sold includes cost of coal sold less depreciation, depletion and amortization costs on production assets. The GAAP measure most directly comparable to cost of coal sold and cash cost of coal sold is total costs and expenses.

The following table presents a reconciliation of cost of coal sold and cash cost of coal sold to total costs and expenses, the most directly comparable GAAP financial measure, on a historical basis, for each of the periods indicated (in thousands).

	Three Months Ended March 31,
	2021	2020
Total Costs and Expenses	$310,562	$286,873
Freight Expense	(27,013)	(3,147)
Selling, General and Administrative Costs	(23,964)	(17,670)
Gain on Debt Extinguishment	683	16,833
Interest Expense, net	(15,261)	(15,671)
Other Costs (Non-Production)	(18,246)	(20,882)
Depreciation, Depletion and Amortization (Non-Production)	(7,883)	(9,363)
Cost of Coal Sold	$218,878	$236,973
Depreciation, Depletion and Amortization (Production)	(52,014)	(45,580)
Cash Cost of Coal Sold	$166,864	$191,393

We define average margin per ton sold as average revenue per ton sold, net of average cost of coal sold per ton. We define average cash margin per ton sold as average revenue per ton sold, net of average cash cost of coal sold per ton. The GAAP measure most directly comparable to average margin per ton sold and average cash margin per ton sold is total coal revenue.

The following table presents a reconciliation of average margin per ton sold and average cash margin per ton sold to total coal revenue, the most directly comparable GAAP financial measure, on a historical basis, for each of the periods indicated (in thousands, except per ton information).

	Three Months Ended March 31,
	2021	2020
Total Coal Revenue (PAMC Segment)	$284,465	$255,452
Operating and Other Costs	185,110	212,275
Less: Other Costs (Non-Production)	(18,246)	(20,882)
Total Cash Cost of Coal Sold	166,864	191,393
Add: Depreciation, Depletion and Amortization	59,897	54,943
Less: Depreciation, Depletion and Amortization (Non-Production)	(7,883)	(9,363)
Total Cost of Coal Sold	$218,878	$236,973
Total Tons Sold (in millions)	6.9	5.9
Average Revenue per Ton Sold	$41.39	$43.16
Average Cash Cost of Coal Sold per Ton	24.44	32.41
Depreciation, Depletion and Amortization Costs per Ton Sold	7.41	7.63
Average Cost of Coal Sold per Ton	31.85	40.04
Average Margin per Ton Sold	9.54	3.12
Add: Depreciation, Depletion and Amortization Costs per Ton Sold	7.41	7.63
Average Cash Margin per Ton Sold	$16.95	$10.75

We define CMT operating costs as operating and other costs related to throughput tons. CMT operating costs exclude any indirect costs, such as selling, general and administrative costs, direct administration costs, interest expenses, and other costs not directly attributable to throughput tons. CMT operating cash costs include CMT operating costs, less depreciation, depletion and amortization costs. The GAAP measure most directly comparable to CMT operating costs and CMT operating cash costs is total costs and expenses.

The following table presents a reconciliation of CMT operating costs and CMT operating cash costs to total costs and expenses, the most directly comparable GAAP financial measure, on a historical basis, for each of the periods indicated (in thousands).

	Three Months Ended March 31,
	2021	2020
Total Costs and Expenses	$310,562	$286,873
Freight Expense	(27,013)	(3,147)
Selling, General and Administrative Costs	(23,964)	(17,670)
Gain on Debt Extinguishment	683	16,833
Interest Expense, net	(15,261)	(15,671)
Other Costs (Non-Throughput)	(179,778)	(207,094)
Depreciation, Depletion and Amortization (Non-Throughput)	(58,683)	(53,686)
CMT Operating Costs	$6,546	$6,438
Depreciation, Depletion and Amortization (Throughput)	(1,214)	(1,257)
CMT Operating Cash Costs	$5,332	$5,181

We define adjusted EBITDA as (i) net income (loss) plus income taxes, net interest expense and depreciation, depletion and amortization, as adjusted for (ii) certain non-cash items, such as long-term incentive awards. The GAAP measure most directly comparable to adjusted EBITDA is net income (loss).

The following tables present a reconciliation of net income (loss) to adjusted EBITDA, the most directly comparable GAAP financial measure, on a historical basis, for each of the periods indicated (in thousands).

	Three Months Ended March 31, 2021
	PA Mining Complex	CONSOL Marine Terminal	Other	Total Company
Net Income (Loss)	$42,450	$9,149	$(25,195)	$26,404

Add: Income Tax Expense	—	—	5,185	5,185
Add: Interest Expense, net	642	1,537	13,082	15,261
Less: Interest Income	—	—	(858)	(858)
Earnings (Loss) Before Interest & Taxes (EBIT)	43,092	10,686	(7,786)	45,992

Add: Depreciation, Depletion & Amortization	54,781	1,214	3,902	59,897

Earnings (Loss) Before Interest, Taxes and DD&A (EBITDA)	$97,873	$11,900	$(3,884)	$105,889

Adjustments:
Stock-Based Compensation	$1,312	$61	$136	$1,509
Gain on Debt Extinguishment	—	—	(683)	(683)
Total Pre-tax Adjustments	1,312	61	(547)	826

Adjusted EBITDA	$99,185	$11,961	$(4,431)	$106,715

	Three Months Ended March 31, 2020
	PA Mining Complex	CONSOL Marine Terminal	Other	Total Company
Net Income (Loss)	$10,875	$7,510	$(15,910)	$2,475

Add: Income Tax Expense	—	—	1,908	1,908
Add: Interest Expense, net	—	1,544	14,127	15,671
Less: Interest Income	—	—	(244)	(244)
Earnings (Loss) Before Interest & Taxes (EBIT)	10,875	9,054	(119)	19,810

Add: Depreciation, Depletion & Amortization	48,418	1,257	5,268	54,943

Earnings Before Interest, Taxes and DD&A (EBITDA)	$59,293	$10,311	$5,149	$74,753

Adjustments:
Stock/Unit-Based Compensation	$4,286	$243	$485	$5,014
Gain on Debt Extinguishment	—	—	(16,833)	(16,833)
Total Pre-tax Adjustments	4,286	243	(16,348)	(11,819)

Adjusted EBITDA	$63,579	$10,554	$(11,199)	$62,934

We define net leverage ratio as the ratio of net debt to the last twelve months' ("LTM") earnings before interest expense and depreciation, depletion and amortization, adjusted for certain non-cash items, such as long-term incentive awards, amortization of debt issuance costs and capitalized interest.

The following table presents a reconciliation of net leverage ratio (in thousands).

	Twelve Months Ended	Twelve Months Ended
	March 31, 2021	March 31, 2020
Net Income	$10,715	$75,730
Plus:
Interest Expense, net	60,776	63,539
Depreciation, Depletion and Amortization	215,714	211,316
Income Taxes	7,249	7,297
Stock/Unit-Based Compensation	8,074	10,324
Gain on Debt Extinguishment	(5,202)	(15,521)
CCR Adjusted EBITDA per Credit Agreement	—	(88,002)
Cash Distributions from CONSOL Coal Resources LP	—	26,716
Cash Payments for Legacy Employee Liabilities, Net of Non-Cash Expense	(21,208)	(19,750)
Other Adjustments to Net Income	3,309	8,759
Consolidated EBITDA per Credit Agreement	$279,427	$280,408

Consolidated First Lien Debt	$382,454	$406,077
Senior Secured Second Lien Notes	156,957	178,452
MEDCO Revenue Bonds	102,865	102,865
Advance Royalty Commitments	2,185	1,895
Consolidated Indebtedness per Credit Agreement	644,461	689,289
Less:
Advance Royalty Commitments	2,185	1,895
Cash on Hand	91,174	77,943
Consolidated Net Indebtedness per Credit Agreement	$551,102	$609,451

Net Leverage Ratio (Net Indebtedness/EBITDA)	1.97	2.17

Free cash flow, organic free cash flow and organic free cash flow net to CEIX shareholders are non-GAAP financial measures. Management believes that these measures are meaningful to investors because management reviews cash flows generated from operations and non-core asset sales after taking into consideration capital expenditures due to the fact that these expenditures are considered necessary to maintain and expand CONSOL’s asset base and are expected to generate future cash flows from operations. It is important to note that free cash flow, organic free cash flow and organic free cash flow net to CEIX shareholders do not represent the residual cash flow available for discretionary expenditures since other non-discretionary expenditures, such as mandatory debt service requirements, are not deducted from the measure. The following tables present a reconciliation of free cash flow, organic free cash flow and organic free cash flow net to CEIX shareholders to net cash provided by operations, the most directly comparable GAAP financial measure, on a historical basis, for each of the periods indicated (in thousands).

	Three Months Ended
Organic Free Cash Flow	March 31, 2021	March 31, 2020
Net Cash Provided by Operations	$77,996	$51,400
Capital Expenditures	(13,800)	(27,178)
Organic Free Cash Flow	$64,196	$24,222

Distributions to Noncontrolling Interest	—	(5,575)
Organic Free Cash Flow Net to CEIX Shareholders	$64,196	$18,647

Free Cash Flow	March 31, 2021	March 31, 2020
Net Cash Provided by Operations	$77,996	$51,400

Capital Expenditures	(13,800)	(27,178)
Proceeds from Sales of Assets	8,488	—
Free Cash Flow	$72,684	$24,222

Cautionary Statement Regarding Forward-Looking Statements

Certain statements in this press release are “forward-looking statements” within the meaning of the federal securities laws. With the exception of historical matters, the matters discussed in this press release are forward-looking statements (as defined in Section 21E of the Securities Exchange Act of 1934, as amended) that involve risks and uncertainties that could cause actual results to differ materially from results projected in or implied by such forward-looking statements. Accordingly, investors should not place undue reliance on forward-looking statements as a prediction of actual results. The forward-looking statements may include projections and estimates concerning the timing and success of specific projects and our future production, revenues, income and capital spending. When we use the words “anticipate,” “believe,” “could,” “continue,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “should,” “will,” or their negatives, or other similar expressions, the statements which include those words are usually forward-looking statements. When we describe strategy that involves risks or uncertainties, we are making forward-looking statements. We have based these forward-looking statements on our current expectations and assumptions about future events. While our management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. Specific risks, contingencies and uncertainties are discussed in more detail in our filings with the Securities and Exchange Commission. The forward-looking statements in this press release speak only as of the date of this press release and CEIX disclaims any intention or obligation to update publicly any forward-looking statements, whether in response to new information, future events, or otherwise, except as required by applicable law.

Source: CONSOL Energy Inc.